Exhibit 99.1


      Zale Announces Fourth Quarter and Full Year Sales Results


    DALLAS--(BUSINESS WIRE)--Aug. 9, 2007--Zale Corporation (NYSE:
ZLC), a leading specialty retailer of fine jewelry in North America, today reported that for the fourth quarter ended July 31, 2007, comparable store sales decreased 0.5%. Revenues for the fourth quarter were $488 million compared to last year's revenues of $491 million, a decrease of 0.6%. Revenues recognized were $7.5 million or 1.5% less than the prior year as a result of the change made in the method of amortizing jewelry protection plan sales due to a change in the product offering from a two-year to a lifetime agreement during the second quarter. While recognized revenue from the plans declined, actual sales of these plans increased to $26.7 million from $16.6 million in the fourth quarter of fiscal 2006. Full fiscal year revenues were flat at $2.44 billion, compared to the same period last year. Full fiscal year comparable store sales decreased 0.2%.

    The Company indicated it is comfortable at the more favorable end of its previously issued GAAP earnings per share guidance of ($0.11) to ($0.15) for the fourth quarter.

    "Our performance was consistent with plan for the fourth quarter," commented Betsy Burton, Chief Executive Officer. "We remained focused on maximizing gross margin dollars and maintaining good expense control in a somewhat challenging macro environment. As we start the beginning of a new fiscal year, our focus will be value creation for shareholders and improvement of the fundamentals of our business."

    Zale Corporation will announce its fourth quarter and complete fiscal year 2007 earnings results on August 30, 2007. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is a leading specialty retailer of fine jewelry in North America operating approximately 2,300 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com, www.baileybanksandbiddle.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's earnings for the fourth quarter of fiscal year 2007 and the Company's goals and strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: we have not completed closing our books (and the closing process could impact some of the estimates we are relying upon); if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; personnel costs are a substantial portion of our expense structure and are difficult to control in the short-term; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citibank U.S.A., N.A. may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer